Illumina, Inc.
Reconciliation of Non-GAAP Financial Guidance
(unaudited)

Our future performance and financial results are subject to risks and uncertainties, and actual results could differ materially from the guidance set forth below. Some of the factors that could affect our financial results are included from time to time in the public reports filed with the Securities and Exchange Commission, including Form 10-K for the fiscal year ended January 2, 2022 filed with the SEC on February 18, 2022, Form 10-Q for the fiscal quarter ended April 3, 2022, Form 10-Q for the fiscal quarter ended July 3, 2022, and Form 10-Q for the fiscal quarter ended October 2, 2022. We assume no obligation to update any forward-looking statements or information.

RECONCILIATION BETWEEN GAAP AND NON-GAAP DILUTED EARNINGS PER SHARE GUIDANCE:

Fiscal Year 2023
Current (d)
Consolidated GAAP diluted earnings per share	$0.03 - $0.28
Amortization of acquired intangible assets	1.23
GILTI and U.S. foreign tax credits (b)	0.39
Incremental non-GAAP tax expense (c)	(0.40)
Consolidated non-GAAP diluted earnings per share (a)	$1.25 - $1.50

(a) Non-GAAP net income and diluted earnings per share exclude the effects of the pro forma adjustments as detailed above. Non-GAAP net income and diluted earnings per share are key components of the financial metrics utilized by the company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation. Management has excluded the effects of these items in these measures to assist investors in analyzing and assessing our past and future operating performance.
(b) Amount represents the impact of GRAIL pre-acquisition net operating losses on GILTI and the utilization of U.S. foreign tax credits.
(c) Incremental non-GAAP tax expense reflects the tax impact related to the non-GAAP adjustments listed.
(d) Amounts assume that the existing R&D capitalization requirements are not repealed and, as a result, reflect an impact of approximately $75 million.

RECONCILIATION BETWEEN GAAP AND NON-GAAP OPERATING MARGIN GUIDANCE:

Fiscal Year 2023
Consolidated GAAP operating margin	4%
Amortization of acquired intangible assets	4
Consolidated non-GAAP operating margin (a)	8%

Fiscal Year 2023
Core Illumina GAAP operating margin	21%
Amortization of acquired intangible assets	1
Core Illumina non-GAAP operating margin (a)	22%
(a) Non-GAAP operating margin excludes the effects of the pro forma adjustments as detailed above. Management has excluded the effects of these items in this measure to assist investors in analyzing and assessing past and future operating performance, including in the non-GAAP measure related to our Core Illumina segment.

RECONCILIATION BETWEEN GRAIL GAAP AND NON-GAAP OPERATING LOSS GUIDANCE:

Fiscal Year 2023
GRAIL GAAP operating loss	$(808)
Amortization of acquired intangible assets	138
GRAIL non-GAAP operating loss (a)	$(670)
(a) Non-GAAP operating loss excludes the effect of the pro forma adjustment as detailed above. Management has excluded the effect of this item in this measure to assist investors in analyzing and assessing past and future operating performance related to the GRAIL segment.

RECONCILIATION BETWEEN GAAP AND NON-GAAP TAX RATE GUIDANCE:

	Fiscal Year 2023
	Current (b)	If repealed (c)
Consolidated GAAP tax rate	83%	6%
Non-GAAP tax adjustments (a)	(47)	9
Consolidated non-GAAP tax rate	36%	15%
(a) Non-GAAP tax adjustments reflect the tax impact related to the non-GAAP adjustments listed above in our "Reconciliation Between GAAP and Non-GAAP Diluted Earnings Per Share Guidance." Management has excluded the effect of these items in this measure to assist investors in analyzing and assessing past and future operating performance.
(b) Amounts assume that the existing R&D capitalization requirements are not repealed and, as a result, reflect an impact of approximately $75 million.
(c) Amounts assume that the existing R&D capitalization requirements are repealed.